Exhibit 3.35

CORP 2 4 7 PAGE 88 ARTICLES OF ORGANIZATION OF VALLEY TELEPHONE CO., LLC Pursuant to the Alabama Limited Liability Company Act (the "Alabama Act"), the undersigned hereby adopts the following Articles of Organization: ARTICLE 1 The name of the limited liability company is Valley Telephone Co., LLC (the "Company"). ARTICLE 2 The term of the Company shall commence on the date the Articles of Organization are filed in the office of the Secretary of State of the State of Alabama in accordance with the Alabama Act and shall continue until the written consent and agreement of the sole member to dissolve the Company; or a decree of judicial dissolution. The cessation of membership of the sole member will not result in the dissolution of the Company. ARTICLE 3 The purpose of the Company is to engage in any lawful activity; exercise all powers necessary to or reasonably connected with the Company's business which may be legally exercised by limited liability companies under the Alabama Act; and engage in all activities necessary, customary, convenient, or incident to such purposes. ARTICLE 4 The street address of the registered office of the Company is 150 South Perry Street, Montgomery, Alabama 36104 and the name of the registered agent at that office is CSC - Lawyers Incorporating Service Incorporated. ARTICLE 5 The sole member of the Company is Knology, Inc. ("Knology"), a Delaware corporation. Knology's address is 1241 O.G. Skinner Drive, West Point, Georgia, 31833. ARTICLE 6 The Company will be managed by one or more managers. The names and addresses of the managers are attached as Exhibit A. RECEIVED FEB 1 7 7Mlf [CRETARYOF STATE WM:01/1326380

CORP 247 PAGE 89 ARTICLE 7 The Company was converted from a corporation to a limited liability company. The name of the former corporation was Valley Telephone Co., Inc. The Articles of Incorporation and the Articles of Dissolution of Valley Telephone Co., Inc. are filed with the Secretary of State of the State of Alabama. ARTICLE 8 The conversion of the Company from a corporation to a limited liability company was approved pursuant to Section 10-15-3(b)(1) of the Code of Alabama. ARTICLE 9 Any, provision that is not inconsistent with the law for the regulation of the internal affairs of the Company is permitted to be and will be set forth in the operating agreement of the Company. - 2 - WDC01/132638v1

CORP 247 P A G E 9 0 IN WITNESS WHEREOF, the sole member of the Company has executed these Articles of Organization as of this, the 10th day of February 2004. KNOLOGY, INC. By Chad S. Wachter General Counsel, Vice President and Secretary 0 0 - 3 - WDC01/132638v1

CORP 247 PAGE 91 EXHIBIT A MANAGERS Rodger L. Johnson 1241 O.G. Skinner Drive West Point, Georgia 31833 Robert K. Mills 1241 O.G. Skinner Drive West Point, Georgia 31833 Chad S. Wachter 1241 O.G. Skinner Drive West Point, Georgia 31833 CERTIFED COPY I hereby certify this document was filed in Montgomery County, Alabama onc?It&iln Book Page. 4a.L&ES,e--thS1-$.4, Judge of Probate -4- WDC01/132638v1 State of Alabama hontgamery Co I Certify This Document was filed on 2/11/04 3:42:51 PHPbstractil 31938 Reese McKinney, Jr. Judge of Probate LiC (Limited Liability Corp) $ 40.00 i Index Fee $5.00 4 EA0.00per page fee 10.00 1 Recording Fee $35.60